Exhibit 10.01

FORM OF CITIGROUP EQUITY OR DEFERRED CASH AWARD AGREEMENT (EFFECTIVE 11/01/09)

Citigroup Inc.

[Equity][Deferred Cash] Award Agreement

1. Award Agreement.  Citigroup Inc. (“Citigroup”) hereby grants to {NAME} (the “Participant”), the award(s) summarized below, pursuant to the terms of the [EQUITY/DEFERRED CASH AWARD PROGRAM NAME] (the “Program”).  The terms, conditions and restrictions of your award are contained in this Equity/Deferred Cash Award Agreement, including the attached Appendix (together, the “Agreement”), and are summarized, along with additional information, in the [EQUITY/Deferred Cash AWARD PROGRAM NAME] [prospectus/brochure] dated [MONTH] [DAY], [YEAR], and any applicable [prospectus] supplements (together, a “[Prospectus/Brochure]”).  Your award is also governed by the Citigroup [2009 Stock Incentive Plan, as it may be amended from time to time][DEFERRED CASH PLAN] (the “Plan”) [IF APPLICABLE: , and the Letter Agreement (as defined in the Appendix)].  For the award to be effective, you must [accept][sign] below[ and return this page of the Agreement], acknowledging that you have received and read the [Prospectus/Brochure] and this Agreement, including the Appendix.

2. [EQUITY][DEFERRED CASH] AWARD PROGRAM NAME] Award Summary*

[{Restricted/Deferred} Stock] [Deferred Cash] Award Summary
Award Date:	{AWARD DATE}
Number of Shares [Award Amount(1)]	{# SHARES} [{US$ or local currency value}]
[Interest Rate or Notional Return	{RATE, INVESTMENT VEHICLE OR MARKET INDEX}](2)
Vesting Dates ( % each vesting date):(3)	{VEST DATE 1}(4)
{VEST DATE 2}
{VEST DATE 3}
{VEST DATE 4}
[Stock Option Grant Summary
Grant Date:	{GRANT DATE}
Grant Price:	{$ Grant Price per share}(5)
Number of Shares:	{#OPTION SHARES}
Vesting Dates ( % each vesting date):(6)	{VEST DATE 1}(7)
{VEST DATE 2}
{VEST DATE 3}
{VEST DATE 4}
Option Expiration Date:	{EXPIRATION DATE}(8)]

3. Acceptance and Agreement by Participant. I hereby accept the award described above, and agree to be bound by the terms, conditions, and restrictions of such award as set forth in this Agreement, including the Appendix, and in the [Prospectus/Brochure] (acknowledging hereby that I have read and that I understand such documents), the Plan and Citigroup’s policies, as in effect from time to time, relating to the administration of the Program and the Plan.  I understand that vesting is conditioned upon continuous employment with the Company, and that an Award may be cancelled if there is a break in or termination of my employment with the Company.

CITIGROUP INC.		PARTICIPANT’S [SIGNATURE][ACCEPTANCE]:
By:
	[Name]	Name:
	[Title]	GEID:

*The terms, conditions and restrictions applicable to your award, including what happens in the event of a termination or suspension of your employment, and including restrictions or a potential waiver of your rights that may apply pursuant to provisions of the Emergency Economic Stabilization Act of 2008, are contained in this Agreement, which includes the Appendix hereto, and are also summarized in the [Prospectus/Brochure].

(1) Initial deferral amount.

(2) Basis for notional return (may be subject to election) to be added to (or subtracted from) initial deferral amount.

(3) Generally, no more rapidly than 25% each vesting date.

(4) Generally, at least one year after award date.  Awards of long-term restricted stock to “covered employees”—i.e., “senior executive officers” and “most highly compensated employees” (as defined in the Emergency Economic Stabilization Act of 2008, as amended, and the regulations promulgated thereunder (“EESA”))—will vest on a schedule determined by the Office of the Special Master for TARP Executive Compensation (the “Special Master”); vested shares from such awards are subject to a restriction on sale or other transfer.

(5) No less than prior day NYSE closing price (or no less than the NYSE closing price on the grant date for participants who are subject to the reporting requirements of Section 16(a) of the Securities and Exchange Act of 1934, as amended).

(6) Generally, no more rapidly than 25% each vesting date.

(7) Generally, at least one year after award date.

(8) Generally, no later than sixth anniversary of grant date.

CITIGROUP INC.

[EQUITY/DEFERRED CASH] AWARD AGREEMENT

APPENDIX

This Appendix constitutes part of the [Equity/Deferred Cash] Award Agreement (the “Agreement”) and is applicable to the [EQUITY/DEFERRED CASH AWARD PROGRAM NAME] award(s) summarized on the first page of this Agreement.  This Appendix is part of the Agreement and sets forth the terms and conditions and other information applicable to the [restricted or deferred stock award, and/or non-qualified stock option grant (an “Option”)][deferred cash award (the “Award”)], made to Participant under the Program, as described in the Award Summary on page 1.  [FOR EQUITY AWARDS ONLY: Restricted or deferred stock awards and Option grants are hereinafter referred to as “Awards”.  All Awards are denominated in shares of Citigroup common stock, par value $.01 per share (referred to herein as “shares” or “Citigroup stock”).]  The “Company”, for purposes of this Agreement, shall mean Citigroup and its subsidiaries that participate in the Program, except where provided otherwise herein.

1. Terms and Conditions.  The terms, conditions, and restrictions of the Award are set forth below [IF APPLICABLE: , subject to the letter agreement between the Company and Participant dated [MONTH] [DAY], [YEAR] (the “Letter Agreement”)].  Certain of these provisions [IF APPLICABLE: , except as they are deemed modified by the terms of the Letter Agreement], along with other important information, are summarized in the [EQUITY/DEFERRED CASH PROGRAM NAME] [prospectus/brochure] dated [MONTH] [DAY], [YEAR], and any applicable [prospectus] supplement (together, the “[Prospectus/Brochure]”).  The terms, conditions, and restrictions of the Award include, but are not limited to, provisions relating to amendment, vesting, and cancellation of Awards, restrictions on the transfer of Awards, [sale restrictions on shares acquired upon the exercise of an Option], and additional restrictions or a potential waiver of Participant’s rights to an Award, if required by the applicable provisions of the Emergency Economic Stabilization Act of 2008, which will regulate Citigroup’s policies and practices with respect to corporate governance and executive compensation, as further described below.

By accepting an Award, Participant acknowledges that he or she has read and understands the [Prospectus/Brochure] and the terms and conditions set forth in this Appendix.  Participant understands that this Award and all other incentive awards are entirely discretionary and that no right to receive the Award, or any incentive award, exists absent a prior written agreement to the contrary.

[Participant understands that the value that may be realized from an Award, if any, is contingent and depends on the future market price of Citigroup stock, among other factors, and that because equity awards are discretionary, and intended to promote employee retention and stock ownership and to align employees’ interests with those of stockholders, equity awards are subject to vesting conditions and will be canceled if vesting conditions are not satisfied.]

Any monetary value assigned to an Award in any communication regarding the Award is contingent, hypothetical, and for illustrative purposes only and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain [or determinable] cash value to Participant.  Receipt of an Award covered by this Agreement, or any other incentive award, is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and absent a written agreement to the contrary, the Company is free to change its practices and policies regarding incentive awards at any time in its sole discretion.

Any actual, anticipated, or estimated financial benefit to Participant from an Award is not and shall not be deemed to be a normal or an integral part of Participant’s regular or expected salary or compensation from employment for any purposes, including, but not limited to, calculating any statutory, common law or other employment-related payment to Participant, including any severance, resignation, termination, redundancy, end-of-service , bonus, long-service awards, pension, superannuation or retirement or welfare or similar payments, benefits or entitlements, and in no event should be considered as compensation for, or relating in any way to, past services for the Company.

2. Vesting.  If conditions to vesting are satisfied, [the initial deferral amount, as adjusted to reflect interest accrued/notional gain (or loss) to the vesting date][shares underlying an Award of [restricted][deferred] stock will vest and become distributable to Participant on the vesting date(s) set forth in the [Restricted

Stock][DeferredStock][Deferred Cash] Award Summary, or on other specified dates as provided for upon the occurrence of events described in Section 6 of this Agreement]; [Option shares shall vest and become exercisable in the installment amounts (subject to rounding, in Citigroup’s discretion) on the vesting dates set forth in the Stock Option Grant Summary, or on other specified dates as provided for upon the occurrence of events described in Section 6 of this Agreement].  Vesting in each case is subject to receipt of the information necessary to make required tax payments and confirmation by Citigroup that all conditions to vesting have been satisfied.

Vesting is conditioned on Participant’s continuous employment with the Company up to and including the scheduled vesting date, unless otherwise provided below.

[3. Exercise of Option.  Vested Option shares may be exercised in whole or in part by Participant upon notice to the Company, together with provision for payment of the grant price (set forth in the Stock Option Grant Summary) and applicable withholding taxes.  Such notice shall be given in the manner prescribed by Citigroup and shall specify the date and method of exercise and the number of Option shares that are being exercised. The currently available option exercise methods, which are subject to change at any time, are described in the Prospectus.  All stock option exercises will be processed in accordance with the Citigroup Equity Compensation administrative procedures and deadlines then in effect.  If Participant uses a broker-assisted exercise method that may be available from time to time, Participant acknowledges and agrees that option proceeds from any broker-assisted exercises will be net of applicable commissions and fees associated with these transactions.  The applicable commissions and fees will be disclosed to Participant at or prior to the time of exercise or will be available to Participant upon request.  The laws of the country in which Participant is working at the time of grant, vesting, and/or exercise of the Option (including any rules or regulations governing securities, foreign exchange, tax or labor matters), and Citigroup accounting or other policies, whether dictated by such country’s political or regulatory climate or otherwise, may restrict or prohibit any one or more of the stock option exercise methods described in the Prospectus; such restrictions may apply differently if Participant is a resident or expatriate employee, and are subject to change at any time.  If the last day on which an Option may be exercised pursuant to any provision of this Agreement is not a trading day on the New York Stock Exchange, then the immediately preceding New York Stock Exchange trading day shall be the last day on which an Option may be exercised.  An Option may not be exercised after the Option Expiration Date set forth in the Stock Option Grant Summary (the “Option expiration date”).  The Company is not obligated to notify a Participant that an Option is nearing expiration.]

[IF APPLICABLE: 4. Sale Restriction on Option Shares.  Except in the case of Participant’s termination of employment pursuant to Section [6][(b) and (e)] [(b), (e), (j), (k) or (l)], Participant acknowledges that shares acquired upon an Option exercise during the term of Participant’s employment may not be sold or otherwise transferred until two years from the date of exercise.]

[5. Fractional Shares.  Participant acknowledges that only whole shares of Citigroup stock may be delivered [upon the exercise of an Option for shares and] upon the vesting of a restricted or deferred stock award, and that while Citigroup will endeavor to compensate Participant in cash for any fractional shares Participant would otherwise be entitled to receive pursuant to the terms of an Award, due to foreign exchange controls that may be in effect from time to time in certain countries, there is no guarantee that such payments can be made to Participants residing outside of the United States, and the Company shall not be liable if for such reason payment is not made to a Participant.]

6. Termination and Interruption of Employment.  Participation in the Program, including but not limited to Participant’s right to vest in an Award [or exercise an Option], is conditioned upon Participant’s continuous employment with the Company, except as otherwise provided below.

For all purposes related to an Award, Participant’s employment shall be deemed terminated on the date of [FOR AWARDS SUBJECT TO SECTION 409A: Participant’s “separation from service” from Citigroup,][FOR AWARDS NOT SUBJECT TO SECTION 409A, THE FOLLOWING MAY BE USED: Participant’s termination of employment by Citigroup,] [except where specifically provided otherwise in this Agreement,][.  Whether a “separation from service” has occurred will be determined in accordance with the definition of such term in Treas. Reg. § 1.409A-1(h), which, unless provided otherwise by such definition (or elsewhere in this Agreement in a manner that does not conflict with such definition) shall be as of Participant’s last day of active service with the Company,] regardless of any entitlement to notice, payment in lieu of notice, severance pay, termination pay, pension payment, or the equivalent that may be provided by any other plan, contract, or law.

If Participant’s continuous employment with the Company terminates or is interrupted for any reason stated below, Participant’s rights with respect to the Award will be affected as described below.  [FOR AWARDS SUBJECT TO SECTION 409A: With respect to any provision herein that provides for the distribution of a deferred [stock][cash] award upon the termination of Participant’s employment, such distribution may be delayed for a period of six months, if Citigroup determines that Participant is a “specified employee” within the meaning of Treas. Reg. § 1.409A-1(i)(1) (generally, one who is among the Company’s top 50 most highly compensated employees).  Interest will not accrue during the period of any such delay and there will not be any compensation for loss in market value that occurs during such time or otherwise.] [INCLUDE SUB-SECTIONS (a) — (q) AS APPLICABLE](9)

(a) Voluntary Resignation.  If Participant voluntarily terminates his or her employment with the Company, vesting of [restricted stock awards, deferred stock awards and Option shares][deferred cash awards] will cease[, as will the right to exercise any vested Option shares,] on the date Participant’s employment is so terminated[; all unvested shares and unexercised Option shares subject to the Award will be canceled] and Participant shall have no further rights of any kind with respect to the Award.  [Different treatment may apply to Option shares if Participant is subject to a garden leave or other notice policy.]

(b) Disability.

[(i) A restricted stock award will continue to vest during a Participant’s approved disability leave pursuant to a Company disability policy.  If Participant’s approved disability leave results in a termination of employment, any unvested portion of the Award will vest immediately and shares of Citigroup stock will be delivered to Participant following such termination.]

[(ii) A deferred [stock][cash] award will continue to vest during a Participant’s approved disability leave pursuant to a Company disability policy.  If Participant’s approved disability leave results in a [“separation from service,”][termination of employment,] any unvested portion of the Award will vest immediately and be [distributable][distributed] to Participant [on the 90th day following the “separation from service”][as soon as practicable after the termination] date.  [The provisions of this Section 6(b)(ii) shall not apply if prior to the commencement or during the period of any disability leave referred to above, Participant meets the conditions of Section 6(j), (k) or (l) below, in which case the Award will be administered in accordance with the applicable provisions of those Sections of this Agreement.]

[(iii) Notwithstanding the foregoing, if a Participant with a deferred [stock][cash] award provides proof satisfactory to the Company that Participant has been determined by the United States Social Security Administration to be totally disabled, any unvested portion of a deferred [stock][cash] award will vest and be distributed to Participant immediately.]

[(iv) An Option will continue to vest on schedule and may be exercised during a Participant’s approved disability leave (but not later than the Option expiration date).  If Participant’s approved disability leave results in a termination of employment, any unvested Option shares will vest immediately, and the Option may be exercised [until the Option expiration date][for up to [XX DAYS/MONTHS/YEARS] thereafter (but not later than the Option expiration date)][IF APPLICABLE:; the two year sale restriction imposed on Option shares will cease to apply and will not be imposed on any shares that may be acquired from a future exercise of the Option].]

(9) The terms and conditions of awards of long-term restricted stock to covered employees will be as prescribed by the Special Master, and may include, to the extent permitted by EESA or as modified to comply with EESA as determined by the Special Master, all or some of the provisions in sub-paragraphs (a) – (q) below.

[(v) Notwithstanding the foregoing, if before the end of a period of approved disability leave (or determination of total disability by the United States Social Security Administration) Participant’s employment is terminated for any of the reasons described in Sections 6(a), (e), (f), (h) or (i), such applicable provisions shall apply instead of the provisions of this Section 6(b).]

(c) Approved Personal Leave of Absence (Non-Statutory Leave).

(i) A [restricted or deferred stock award][deferred cash award] will continue to vest on schedule during the first six months of Participant’s personal leave of absence, provided that Participant’s leave of absence was approved by management of Participant’s business unit in accordance with the leave of absence policies applicable to Participant (an “approved personal leave of absence”).  Any unvested [restricted or deferred stock][deferred cash award] will be canceled as soon as the approved personal leave of absence has exceeded six months.

[(ii) An Option will continue to vest on schedule during the first six months of an approved personal leave of absence.  Vested Option shares may be exercised during the first six months of an approved personal leave of absence (but not later than the Option expiration date).  All [unvested][unexercised] Option shares will be canceled as soon as the approved personal leave of absence has exceeded six months.]

(iii) If Participant terminates employment for any reason during the first six months of an approved personal leave of absence[, or if on or prior to such time Participant satisfies the conditions of Section 6(j), (k) or (l)], then such applicable provisions of this Section 6 will apply.  [For purposes of Section 6(j), (k) and (l), Participant’s employment will be deemed to have terminated as of the date that an approved personal leave of absence exceeds six months.]

(d) Statutory Leave of Absence.  The Award will continue to vest [and Participant may continue to exercise vested Option shares (but not later than the Option expiration date)] during a leave of absence that is approved by management of Participant’s business unit, is provided by applicable law and taken in accordance with such law and applicable Company policy (a “statutory leave of absence”).  If a statutory leave of absence is followed without interruption by an approved personal leave of absence, any unvested [restricted or deferred stock [and [unvested][unexercised] Option shares]][deferred cash award] will be canceled as of the date that the combined leaves, if continuous, have exceeded six months.  If Participant terminates employment for any reason during an approved statutory leave of absence[, or if on or prior to such time Participant satisfies the conditions of Section 6(j), (k), or (l)], then such applicable provisions of this Section 6 will apply.  [For purposes of Section 6(j), (k) and (l), if a statutory leave of absence is followed without interruption by an approved personal leave of absence, Participant’s employment will be deemed to have terminated as of the date that the combined leaves exceed six months.]

(e) Death.  If Participant’s employment terminates by reason of Participant’s death, (i) any unvested [restricted or deferred stock][deferred cash award] will vest and be distributed to Participant’s estate[; (ii) any unvested Option shares will vest and vested Option shares may be exercised by Participant’s estate [until the Option expiration date][for up to [XX DAYS/MONTHS/YEARS] from the date of Participant’s death (but not later than the Option expiration date)] [IF APPLICABLE: and (iii) the two-year sale restriction imposed on Option shares will cease to apply and will not be imposed on any shares that may be acquired by Participant’s estate in a future exercise of the Option].

(f) Involuntary Termination for Gross Misconduct.  Notwithstanding any provisions of this Agreement to the contrary, if the Company terminates Participant’s employment because of Participant’s “gross misconduct” (as defined below), vesting of the Award[, and the right to exercise vested Option shares,] will cease on the date Participant’s employment is so terminated; all unvested [restricted or deferred stock][deferred cash awards][and all unexercised Option shares] will be canceled as of the termination date of Participant’s employment and Participant shall have no further rights of any kind with respect to the Award.  For purposes of this Agreement, “gross misconduct” means any conduct that (i) is in competition with the Company’s business operations, (ii) that breaches any obligation that Participant owes to the Company or Participant’s duty of loyalty to the Company, (iii) is materially injurious to the Company, monetarily or otherwise, or (iv) is otherwise determined by the Personnel and Compensation Committee of the Citigroup Board of Directors (the “Committee), in its sole discretion, to constitute gross misconduct.  For purposes of this Section 6(f), “Company” shall mean Citigroup and any of its subsidiaries.

(g) Transfer to Non-Participating Subsidiary.

(i) If Participant transfers to a subsidiary that is a member of the “controlled group” of Citigroup (as defined below), the Award will continue to vest on schedule [and vested Option shares may continue to be exercised (but not later than the Option expiration date)].

(ii) If Participant transfers to a subsidiary that is not a member of the “controlled group” of Citigroup (as defined below), the provisions of Section 6(h) will apply to the Award.

For purposes of this Agreement, “controlled group” has the meaning set forth in Treas. Reg. § 1.409A-1(h)(3).

(h) Involuntary Termination Other than for Gross Misconduct. Except as provided in Section 6(n) below, if Participant’s employment is terminated by the Company for any reason other than gross misconduct [and Participant has not met the conditions specified in Section 6(j), (k) or (l)], (i) any unvested [restricted or deferred stock][deferred cash award] will vest and be distributed to Participant [on the 90th day following the “separation from service” date][as soon as practicable after the termination date] [;and (ii) vesting of an Option will cease and any vested Option shares may continue to be exercised [until the expiration date][for up to [XX DAYS/MONTHS/YEARS] after Participant’s [“separation from service”][termination] date (but not later than the Option expiration date)].

(i) Voluntary Resignation to Pursue Alternative Career.  If [Participant has not met the conditions of Section 6(j), (k) or (l), and], with the prior written approval of the Senior Human Resources Officer for Participant’s business, in his or her sole discretion, Participant voluntarily resigns from his or her employment with the Company to work in a full-time career in either government service, for a bona fide charitable institution, or as a teacher at a bona fide educational institution, and/or otherwise satisfies the alternative or additional requirements that may be imposed by then applicable guidelines adopted for the purposes of administering this provision, (i) any unvested [restricted stock] [deferred stock][deferred cash award] will vest and be [distributable][distributed] to Participant [as soon as practicable after the termination date][on the 90th day following the “separation from service” date][;and (ii) vesting of an Option will cease and [vested options may continue to be exercised for up to [XX DAYS/MONTHS/YEARS] after Participant’s [“separation from service”][termination] date (but not later than the Option expiration date), provided that Participant is not, at any time up to and including any exercise date, employed by a “significant competitor” of the Company (as defined in Section 6(p) below)][all unexercised Option shares will be canceled as of Participant’s [“separation from service”[termination] date and Participant shall have no further rights of any kind with respect to the Option].

(j) Satisfying the “Rule of 75.”  If Participant has completed a number of full years of service with the Company that, when added to his or her age, equals at least 75, (i) any unvested [restricted or deferred stock][deferred cash award] will continue to vest on schedule, provided that Participant is not, at any time up to and including any vesting date, employed by a “significant competitor” of the Company (as defined in Section 6(p) below)[; and (ii) an Option will continue to vest on schedule and may be exercised (but not later than the Option expiration date) while Participant is employed by the Company; unvested Option shares will vest on Participant’s [“separation from service”][termination] date if employment with the Company is terminated for any reason other than gross misconduct and may be exercised [until the Option expiration date][for up to [XX DAYS/MONTHS/YEARS] after Participant’s [“separation from service”][termination] date (but not later than the Option expiration date)][, provided that Participant is not, at any time up to and including any exercise date, employed by a “significant competitor” of the Company (as defined in Section 6(p) below)].

(k) Satisfying the “Rule of 60.”  If Participant [does not satisfy the conditions of Section 6(j) above, but] (i) is at least age 50 and has completed at least five full years of service with the Company and Participant’s age plus the number of full years of service with the Company equals at least 60, or (ii) Participant is under age 50, but has completed at least 20 full years of service with the Company and Participant’s age plus the number of full years of service with the Company equals at least 60, then (1) any unvested [restricted or deferred stock][deferred cash award] will continue to vest on schedule, provided that Participant is not, at any time up to and including any vesting date, employed by a “significant competitor” of the Company (as defined in Section 6(p) below); [(2) an Option will continue to vest on schedule and may be exercised (but not later than the Option expiration date) while Participant is employed by the Company; if Participant is no longer employed by the Company, vesting of the Option will cease on the Participant’s [“separation from service”][termination] date if employment with the Company is terminated for any reason other than gross misconduct and any vested Option shares may be exercised for up to [XX DAYS/MONTHS/YEARS] after Participant’s [“separation from service”][termination] date (but not later than the Option expiration date), provided that Participant is not, at any time up to and including any exercise date, employed by a “significant competitor” of the Company (as defined in Section 6(p) below)].

(l) Reaching Age 55 by Certain Legacy Citibank Employees.  If Participant is at least age 55 and is a legacy Citibank employee who participates in (i) the grandfathered Citibank formula of the U.S. Citigroup Pension Plan or (ii) the grandfathered Citibank formula of the Head Office Guarantee (HOG) Plan, then [(1)] any unvested [restricted or deferred stock][deferred cash award] will continue to vest on schedule, provided that Participant is not, at any time up to and including any vesting date, employed by a “significant competitor” of the Company (as defined in Section 6(q) below); [(2) vested options may continue to be exercised for up to [XX DAYS/MONTHS/YEARS] after Participant’s [“separation from service”][termination] date (but not later than the Option expiration date) if employment with the Company is terminated for any reason other than gross misconduct, provided that Participant is not, at any time up to and including any exercise date, employed by a “significant competitor” of the Company (as defined in Section 6(p) below)][all unexercised Option shares will be canceled as of Participant’s [“separation from service”][termination] date and Participant shall have no further rights of any kind with respect to the Option]

(m) Termination of Employment other than for Gross Misconduct or Transfer to Non-Participating Subsidiary, when Also Eligible under Section 6(j), (k) or (l).  If Participant is terminated other than for gross misconduct or is transferred to a subsidiary described in Section 6(g)(ii) above and on the date Participant’s employment is so terminated or transferred, Participant has satisfied the conditions of Section 6(j), (k) or (l) above, then the provisions of such sub-section will apply; provided, however, that continued vesting of the Award [and the right to exercise vested Option shares] will not be subject to the condition that Participant not be employed by a “significant competitor” of the Company (as defined in Section 6(p) below).

(n) Employing Company is Acquired by Another Entity (Change in Control).  If Participant is employed by a company or other legal entity that is the subject of a transaction that [is described in Section 409A(a)(2)(A)(v) of the United States Internal Revenue Code of 1986, as amended and the regulations thereunder (the “Code”)] [is the subject of a transaction that constitutes [either] [a “change in the ownership of a substantial portion of a corporation’s assets” as described in Treas. Reg. § 1.409A-3(i)(5)(vii)] [a “change in ownership of a corporation” as described in Treas. Reg. § 1.409A-3(i)(5)(v)] [, or] [a “change in the effective control of a corporation” as described in Treas. Reg. § 1.409A-3(i)(5)(vi) [but excluding an event in sub-paragraph (2) thereof]], without substituting any higher percentage thresholds than the minimum that may be specified therein (except as necessary to satisfy the first of the two additional conditions described below in the case of a change in control of Citigroup) (hereinafter, a “change in control”), [all][ANY AMOUNT UP TO 99.9%] unvested [restricted stock][deferred stock][deferred cash] shall vest and become distributable on the effective date of the change in control[[all][ANY AMOUNT UP TO 99.9%] unvested Option shares shall become exercisable and may be exercised for a period of [XX YEARS/MONTHS] following the effective date of such change in control (but not later than the Option expiration date)].  [The Committee, in its discretion, may accelerate the vesting of additional [shares of restricted or deferred stock or Option shares][deferred cash] in the event of a change in control.  [Notwithstanding anything in this Agreement to the contrary, in the event of a change in control of Citigroup, the accelerated vesting [and distribution of [restricted stock][deferred stock]][Option shares] provided in this section shall apply only if (1) the transaction also constitutes a “Change of Control” as defined in the Plan, and (2) not until Participant also experiences a [“separation from service”][termination of employment] as a result of the change in control[; provided, however, if Participant has satisfied the conditions specified in Section 6(j), (k) or (l) at any time prior to experiencing a “separation from service” as a result of a change in control of Citigroup, the distribution to Participant of [deferred stock] that vests under this Section 6(n) upon such “separation from service” will not occur until the originally scheduled vesting dates]].  For these purposes only, a [“separation from service”][termination of employment] for any reason other than Participant’s “gross misconduct” (as defined elsewhere herein) that occurs within the period commencing on the date of the change in control and ending on the first anniversary of the change in control shall be deemed to have been as a result of the change in control.  Participant acknowledges that in the event of a Change of Control (as defined in the Plan) of Citigroup, the Plan authorizes the Committee, in its sole discretion, to take other action with respect to Awards, including, but not limited to, making adjustments to awards that it deems necessary or appropriate to reflect the transaction, or causing Awards to be assumed, or new rights substituted therefore, by the surviving entity in such change.  Further, pursuant to its authority under the Plan and subject to any limitations thereon, the Committee reserves its right to take any similar action that it deems necessary or appropriate with respect to Awards in the event of a change in control of any entity that employed Participant on the date of the Award or at any time thereafter.  Any such action taken by the Committee with respect to the Award shall override the treatment otherwise provided by this Section 6(n).

(o) Additional Conditions Applicable to Post-Employment Participation.  Except as otherwise provided herein, [in any instance in which, if, in the determination of the Committee, Participant engages in conduct that is in competition with the Company’s business operations, breaches his or her duty of loyalty or any obligation Participant owes to the Company, or is materially injurious to the Company, monetarily or otherwise, while holding any shares of Citigroup common stock subject to a sale restriction, such shares may be canceled, in the sole discretion of the Committee.  If any such shares are canceled pursuant to this Section 6(o), Participant will receive a cash payment (without interest) equal to the grant price of the Option under which the shares were issued (as adjusted, if applicable) multiplied by the number of shares canceled.  Additionally,] [t]he Committee may cancel any unvested [restricted or deferred stock][deferred cash award] if it determines that Participant has, since the termination of Participant’s employment with the Company, engaged in conduct that breaches any obligation or duty of loyalty to the Company or that is materially injurious to the Company, monetarily or otherwise.  For purposes of this Section 6(o), “Company” shall mean Citigroup and any of its subsidiaries.

(p) Definition of “Significant Competitor.”  For purposes of this Agreement, a “significant competitor” of the Company shall mean any company or other entity designated by the Committee as such and included on a list of “significant competitors” that will be made available to Participant and which may be updated from time to time.  If Participant has terminated employment with the Company, a “significant competitor” shall mean a company or other entity included on the list in effect at the time Participant’s employment with the Company was terminated.  For purposes of this Section 5(q), “Company” shall mean Citigroup and any of its subsidiaries.

(q) Non-Solicitation Covenant.

(i)            Participant agrees that during Participant’s employment with the Company (inclusive of any notice period or garden leave policy to which Participant is otherwise subject) and for twelve (12) months following any termination of Participant’s employment, he or she will not, without the prior written consent of the Company, directly or indirectly solicit or induce away from the Company or cause to be solicited or induced away from the Company any of its employees.

(ii)           Notwithstanding anything to the contrary in this Agreement, and without limiting any remedies at law or in equity that may be available to the Company, Participant acknowledges and agrees that a remedy at law for any breach or threatened breach of the covenant contained in this Section 6(q) would be inadequate and monetary damages would be difficult to calculate and that for any such breach or threatened breach, a court of law may award an injunction, restraining order or other equitable relief, restraining Participant from committing or continuing to commit such breach.

(iii)          It is expressly understood and agreed that if a final determination is made by a court of law that the time or any other restriction contained in this Section 6(q) is an unenforceable restriction against Participant, the provisions of Section 6(q) shall not be rendered void but shall be deemed amended to apply to such maximum time and to such other maximum extent as such court may determine or indicate to be enforceable.  Alternatively, if such court finds that any restriction contained in this Section 6(q) is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any other provision of this Agreement.

(iv)          The restrictive covenant set forth in this Section 6(q) shall continue and survive any cancellation, forfeiture or payment of any amounts due under the Award.

(v)           The covenant contained in this Section 6(q) is not intended to shorten, reduce or otherwise limit any non-solicitation obligation Participant may have (including but not limited the non-solicitation obligation contained in the Employment Termination Notice and Non-Solicitation Policy for the Citigroup Management Committee or any successor policy) pursuant to contract, collective agreement or applicable policy, local law, rule or regulation (“Independent Obligation”), nor is it intended to limit or reduce any other obligation that Participant may have to the Company pursuant to an Independent Obligation.  For purposes of this Section 6(q), “Company” shall mean Citigroup and any of its subsidiaries.

7. Non-Transferability.  Neither the Award, nor any component of the Award, may be sold, pledged, hypothecated, assigned, margined or otherwise transferred, other than by will or the laws of descent and distribution, and no Award or interest or right therein shall be subject to the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy or divorce), and any attempted disposition thereof shall be null and void, of no effect, and not binding on the Company in any way.  Participant agrees that any purported transfer shall be null and void, and shall constitute a breach of this Agreement causing damage to the Company for which the remedy shall be a cancellation of the Award.  During Participant’s lifetime, all rights with respect to the Award shall be exercisable only by Participant, and any and all payments in respect of the Award shall be to Participant only.  The Company shall be under no obligation to entertain, investigate, respect, preserve, protect or enforce any actual or purported rights or interests asserted by any creditor of Participant or any other third party in the Award, and Participant agrees to take all reasonable measures to protect the Company against any such claims being asserted in respect of Participant’s Award and to reimburse the Company for any and all reasonable expenses it incurs defending against or complying with any such third-party claims if Participant could have reasonably acted to prevent such claims from being asserted against the Company.

[8. Stockholder Rights.  Participant shall have no rights as a stockholder of Citigroup over any shares covered by an Award, except to the limited extent provided in the Prospectus for an Award of restricted stock, unless and until shares are distributed to Participant in connection with the vesting of a restricted or deferred stock award or an Option exercise.  During the vesting period, Participant may receive dividend or dividend equivalent payments in respect of shares subject to a restricted or deferred stock award, to the extent provided in the Prospectus.]

9. Right of Set Off.  Participant agrees that the Company may, to the extent permitted by applicable law, retain for itself funds or securities otherwise payable to Participant pursuant to this Award or any award under any equity award program administered by Citigroup to offset any amounts paid by the Company to a third party pursuant to any award, judgment, or settlement of a complaint, arbitration, or lawsuit of which Participant was the subject; to satisfy any obligation or debt that Participant owes the Company or its affiliates; or in the event any equity award is canceled pursuant to its terms.  The Company may not retain such funds or securities and set off such obligations or liabilities, as described above, until such time as they would otherwise be distributable to Participant in accordance with the applicable award terms.

10. Consent to Electronic Delivery.  In lieu of receiving documents in paper format, Participant hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that Citigroup may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms or communications) in connection with the Award(s) covered by this Agreement and any other prior or future incentive award or program made or offered by Citigroup or its predecessors or successors.  Electronic delivery of a document to Participant may be via a Company e-mail system or by reference to a location on a Company intranet site to which Participant has access.

[11. Plan Administration.  The Award described in this Agreement has been granted subject to the terms of the Plan, and the shares deliverable to Participant in connection with an Award, whether upon the exercise of an Option or vesting of a restricted or deferred stock award, will be from the shares available for grant pursuant to the terms of the Plan].

12. Adjustments.  In the event of any change in Citigroup’s capital structure on account of (i) any extraordinary dividend, stock dividend, stock split, reverse stock split or any similar equity restructuring; or (ii) any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any other similar event affecting Citigroup’s capital structure, to the extent necessary to prevent the enlargement or diminution of the rights of Participants, the Committee shall make such appropriate equitable adjustments as may be permitted by the terms of the Plan and applicable law, to the number or kind of shares subject to an Award and/or the grant price applicable to an Award.  All such adjustments shall conform to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable, and with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, such adjustments or substitutions shall be made only to the extent that the Committee determines that such adjustments or substitutions may be made without causing the Company to be denied a tax deduction on account of Section 162(m) of the Code.  Citigroup shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.  Notwithstanding the foregoing, the Committee may, in its discretion, decline to adjust any Award made to a Participant, if it determines that such adjustment would violate applicable law or result in adverse tax consequences to the Participant or the Company, and neither the Committee nor Citigroup shall be bound to compensate any Participant for any such adjustment not made, nor shall they be liable to Participant for any additional personal tax or other consequences of any adjustments that are made to an Award.

13. Taxes and Tax Residency Status.  By accepting the Award, Participant agrees to pay all applicable income and/or social taxes and file all required tax returns in all jurisdictions where Participant is subject to tax and/or an income tax filing requirement.  If Participant is an employee in one of Citigroup’s expatriate programs, he or she agrees to pay all applicable income and/or social taxes and file all tax returns in accordance with the applicable expatriate policy.  To assist Citigroup in achieving full compliance with its obligations under the laws of all relevant taxing jurisdictions, Participant agrees to keep complete and accurate records of his or her income tax residency status and the number and location of workdays outside his or her country of income tax residency from the date of an Award until the later of the vesting of an Award, the exercise of an Option, or the subsequent sale of any shares received in connection with an Award.  By signing this Agreement, Participant also agrees to provide, upon request, information about his or her tax residency status to Citigroup during such period. Participant will be responsible for any income tax due, including penalties and interest, arising from any misstatement by Participant regarding such information.

14. Entire Agreement; No Right to Employment.  [IF APPLICABLE: The Letter Agreement,] [T]he Prospectus [Brochure] and the Agreement constitute the entire understanding between the Company and Participant regarding the Award and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof, including any written or electronic agreement, election form or other communication to, from or between Participant and the Company.  Nothing contained herein, in the Plan, or in any Prospectus [Brochure] shall confer upon Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.

15. Amendment.  The Committee may in, its sole discretion, modify, amend, terminate or suspend the Award or the Program at any time, except that no termination, suspension, modification or amendment of the Award or the Program shall (i) cause the Award or the Program to become subject to, or violate, Section 409A of the Code, or (ii) except as provided in Section 16(a), adversely affect Participant’s rights with respect to the Award, as determined by the Committee, without Participant’s written consent.

16. Section 409A [and Section 457A] Compliance.

(a) Participant understands that as a result of Section 409A to the Code, if Participant is a U.S. taxpayer he or she could be subject to adverse tax consequences if the Award, the Program and/or the Plan are not administered in accordance with the requirements of Section 409A.  [Participant further understands that if Participant is a U.S. taxpayer, and a deferred cash award or other award type covered by this Agreement is considered to be a “nonqualified deferred compensation plan” and Participant’s employer is considered to be a “nonqualified entity” (as such terms are defined in Section 457A of the Code), Participant could be subject to adverse tax consequences if the Award or the Program are not administered in accordance with the requirements of Section 457A.] Citigroup may modify the provisions of the Award, the Program and/or the Plan, as necessary, to conform them to the requirements of Section 409A[, Section 457A,] or other changes in applicable law.  To the extent Citigroup amends the Award, the Program or the Plan, Participant will receive a supplement to the Prospectus describing any such changes.

(b) Notwithstanding any provision of this Agreement to the contrary, (i) Citigroup may modify the provisions of the Award, the Program and/or the Plan, as necessary, to conform them to the requirements of Section 409A[, Section 457A,] or other changes in applicable law and (ii) any distribution of [shares subject to a deferred stock award][a deferred cash award] otherwise provided by the terms of this Agreement to occur upon any event that would constitute a “separation from service” (within the meaning of Section 409A of the Code) to a Participant who is a “specified employee” (within the meaning of Treas. Reg. § 1.409A-1(i)(1)) at the time of such Participant’s “separation from service,” shall not be made until the date which is six months from such “separation from service,” or, if earlier, the date of Participant’s death and during such six-month deferral period, Participant shall not be entitled to interest, dividends, dividend equivalents, or any compensation for any loss in market value or otherwise which occurs with respect to the Award during such deferral period.

(c) BY ACCEPTING THIS AWARD, PARTICIPANT HEREBY CONSENTS TO THE AMENDMENT OR MODIFICATION OF ANY OUTSTANDING AWARD(S) HERETOFORE GRANTED TO OR ENTERED INTO WITH PARTICIPANT, IN LIKE MANNER AND PURPOSE AS PROVIDED BY SECTION 16(b) OF THIS AGREEMENT, TO THE EXTENT ANY SUCH AWARDS MAY VIOLATE SECTION 409A [OR SECTION 457A] OF THE CODE; PROVIDED, HOWEVER, THAT (i) NO SUCH AMENDMENT OR MODIFICATION SHALL BE MADE IF IT WOULD VIOLATE THE TERMS AND CONDITIONS OF PARTICIPANT’S OFFER LETTER OR EMPLOYMENT AGREMENT, AND (ii) UNLESS THE COMMITTEE DETERMINES OTHERWISE, ANY AMENDMENT OR MODIFICATION TO OUTSTANDING AWARD(S) PURSUANT TO THIS SECTION 16(c) SHALL MAINTAIN, TO THE MAXIMUM EXTENT PRACTICABLE, THE ORIGINAL INTENT OF THE APPLICABLE PROVISION WITHOUT CONTRAVENING THE PROVISIONS OF SECTION 409A [OR SECTION 457A] OF THE CODE.  THE AMENDMENT OR MODIFICATION OF ANY AWARD(S) PURSUANT TO THIS PROVISION SHALL BE AT THE COMPANY’S SOLE DISCRETION AND THE COMPANY SHALL NOT BE OBLIGATED TO AMEND OR MODIFY ANY SUCH AWARD(S) OR THIS AWARD, THE PROGRAM OR THE PLAN, NOR SHALL THE COMPANY BE LIABLE FOR ANY ADVERSE TAX OR OTHER CONSEQUENCES TO PARTICIPANT RESULTING FROM SUCH AMENDMENTS OR MODIFICATIONS OR THE COMPANY’S FAILURE TO MAKE ANY SUCH AMENDMENTS OR MODIFICATIONS FOR PURPOSES OF COMPLYING WITH SECTION 409A [OR SECTION 457A] OF THE CODE OR FOR ANY OTHER PURPOSE.  TO THE EXTENT CITIGROUP AMENDS OR MODIFIES ANY OUTSTANDING AWARD(S) OR THIS AWARD PURUSANT TO SECTIONS 15 OR 16 OF THIS AGREMENT, PARTICIPANT SHALL RECEIVE A SUPPLEMENT TO THE PROSPECTUS [BROCHURE] DESCRIBING ANY SUCH CHANGES AND, UNLESS THE COMMITTEE DETERMINES OTHERWISE,

THE CHANGES DESCRIBED IN THE SUPPLEMENT SHALL BE DEEMED TO AMEND THE TERMS AND CONDITIONS OF THE APPLICABLE AWARD AGREEMENTS.

17. Compliance with Emergency Economic Stabilization Act of 2008.  Participant acknowledges that if Participant and any Award or payment governed by this Agreement are subject to Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, and any regulations or interpretations that may from time to time be promulgated thereunder (“EESA”), then any Award or payment of any kind provided for by this Agreement must comply with EESA, and that this Agreement shall be interpreted or reformed as determined by the Committee to so comply.  Participant hereby agrees that if the Award or any payment pursuant to this Agreement would violate EESA, or may in the judgment of the Company limit or adversely impact the ability of the Company to participate in, or the terms of the Company’s participation in, the Troubled Asset Relief Program or the Capital Purchase Program, or to qualify for any other relief under EESA, Participant shall be deemed to have waived his or her right to the Award and any such payment.  In addition, if applicable, Participant acknowledges and agrees that any Award or payment governed by this Agreement is subject to forfeiture or repayment (i) if the Award or payment is based on materially inaccurate financial statements (including, but not limited to, statements of earnings, revenues, or gains) or any other materially inaccurate performance metric criteria; (ii) if Participant materially violates any risk limits established or revised by [senior management, a business head and/or a risk management department, or any balance sheet or working or regulatory capital guidance provided by a business head][a “senior risk officer” (as defined under EESA)]; or (iii) if Participant is terminated for misconduct that occurred during the period in which the award was earned.  Participant agrees that a financial statement or performance metric shall be treated as materially inaccurate for these purposes if Participant knowingly engaged in providing inaccurate information (including knowingly failing to timely correct inaccurate information) relating to those financial statements or performance metrics.  If applicable, Participant also hereby grants to the U.S. Treasury and the Company a waiver releasing the U.S. Treasury and the Company from any claims that Participant may have as a result of the issuance of any regulations which modify, or cause the modification of, the terms of any award that would not otherwise comply with the executive compensation and corporate governance requirements of EESA or any securities purchase agreement or other agreement entered into between the Company and the U.S. Treasury pursuant to EESA. [In accordance with but not limited to the foregoing, Participant agrees that the Committee, pursuant to its authority under the Plan, may change the terms of any award as it deems necessary, in its sole discretion, to comply with or satisfy any legal, regulatory or governmental requirements or directives or to qualify for any government loan, investment, subsidy or program.]

18. Arbitration; Conflict; Governing Law.  Any disputes related to the Award shall be resolved by arbitration in accordance with the Company’s arbitration policies.  In the absence of an effective arbitration policy, Participant understands and agrees that any dispute related to an Award shall be submitted to arbitration in accordance with the rules of the American Arbitration Association, if so elected by the Company in its sole discretion.  In the event of a conflict between the Prospectus and this Agreement [IF APPLICABLE: the Letter Agreement and this Agreement], this Agreement [IF APPLICABLE: the Letter Agreement] shall control.  In the event of a conflict between this Agreement and the Plan, the Plan shall control.  This Agreement shall be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters, including, but not limited to, the construction, application, validity and administration of the Program.

19. Disclosure Regarding Use of Personal Information and Participant’s Consent.

(a) Definition and Use of “Personal Information.”  In connection with the grant of this Award, and any other award under the Program or any other equity award program, and the implementation and administration of any such program, including, without limitation, Participant’s actual participation, or consideration by the Company for potential future participation, in any program at any time, it is or may become necessary for the Company to collect, transfer, use, and hold certain personal information regarding Participant in and/or outside of Participant’s home country.

The “personal information” that Citigroup may collect, process, store and transfer for the purposes outlined above may include Participant’s name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and equity award information and history, business unit, employing entity, and Participant’s beneficiaries and contact information.  Participant may obtain more details regarding the access and use of his/her personal information, and may correct or update such information, by contacting his/her human resources representative or local equity coordinator.

Use, transfer, storage and processing of personal information, electronically or otherwise, may be in connection with the Company’s internal administration of its equity award programs, or in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to an equity award program.  For such purposes only, personal information may be used by third parties retained by the Company to assist with the administration and compliance activities of its equity award programs, and may be transferred by the company that employs (or any company that has employed) Participant from Participant’s home country to other Citigroup entities and third parties located in the United States and in other countries.  Specifically, those parties that may have access to Participant’s information for the purposes described herein include, but are not limited to, (i) human resources personnel responsible for administering the equity award programs, including local and regional equity award coordinators, and global coordinators located in the United States; (ii) Participant’s U.S. broker and equity account administrator and trade facilitator; (iii) Participant’s U.S., regional and local employing entity and business unit management, including Participant’s supervisor and his/her superiors; (iv) the Committee or its designee, which is responsible for administering the Plan; (v) Citigroup’s technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the equity award programs); and (vi) internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the equity award programs in their respective fields of expertise).  At all times, Company personnel and third parties will be obligated to maintain the confidentiality of Participant’s personal information except to the extent the Company is required to provide such information to governmental agencies or other parties.  Such action will always be undertaken only in accordance with applicable law.

(b) Participant’s Consent.  BY ACCEPTING THIS AWARD, PARTICIPANT EXPLICITLY CONSENTS (I) TO THE USE OF PARTICIPANT’S PERSONAL INFORMATION FOR THE PURPOSE OF BEING CONSIDERED FOR PARTICIPATION IN FUTURE EQUITY OR OTHER AWARD PROGRAMS (TO THE EXTENT HE/SHE IS ELIGIBLE UNDER APPLICABLE PROGRAM GUIDELINES, AND WITHOUT ANY GUARANTEE THAT ANY AWARD WILL BE MADE); AND (II) TO THE USE, TRANSFER, PROCESSING AND STORAGE, ELECTRONICALLY OR OTHERWISE, OF HIS/HER PERSONAL INFORMATION, AS SUCH USE HAS OCCURRED TO DATE, AND AS SUCH USE MAY OCCUR IN THE FUTURE, IN CONNECTION WITH THIS OR ANY OTHER EQUITY OR OTHER AWARD, AS DESCRIBED ABOVE.

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